Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Brent Vandermause
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports First Quarter 2023 Results

NORTHBROOK, Ill., May 3, 2023 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2023.

The Allstate Corporation Consolidated Highlights (1)
	Three months ended March 31,
($ in millions, except per share data and ratios)	2023	2022	% / pts Change
Consolidated revenues	$13,786	$12,336	11.8%
Net income (loss) applicable to common shareholders	(346)	634	NM
per diluted common share (2)	(1.31)	2.25	NM
Adjusted net income (loss)*	(342)	730	NM
per diluted common share* (2)	(1.30)	2.59	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders	(13.0)%	15.6%	(28.6)
Adjusted net income*	(6.7)%	13.0%	(19.7)
Common shares outstanding (in millions)	263.1	275.7	(4.6)
Book value per common share	58.65	75.46	(22.3)

Consolidated premiums written (3)	12,865	11,859	8.5
Property-Liability insurance premiums earned	11,635	10,498	10.8
Property-Liability combined ratio
Recorded	108.6	97.3	11.3
Underlying combined ratio*	93.3	90.9	2.4
Catastrophe losses	1,691	462	NM
Total policies in force (in thousands)	186,726	190,309	(1.9)
(1)Prior periods have been recast to reflect the impact of the adoption of Financial Accounting Standard Board (“FASB”) guidance revising the accounting for certain long-duration insurance contracts in the Health and Benefits segment.
(2)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(3)Includes premiums and contract charges for Allstate Health and Benefits segment.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate’s operating strength enabled us to continue implementing the auto insurance profit improvement plan and help over 100,000 customers recover from catastrophe losses in the first quarter, while executing the Transformative Growth initiative,” said Tom Wilson, Chair, CEO and President of The Allstate Corporation. “Property-Liability earned premiums increased by $1.1 billion or 10.8% over the prior year due to rate increases on auto and home insurance. The profit improvement plan also includes expense reductions and reduced new business volume, both of which are being successfully implemented. Auto loss costs, however, continued to increase rapidly and essentially offset higher premiums, which combined with exceptionally high first quarter catastrophe losses resulted in an underwriting loss of $1.0 billion. The investment portfolio total return was 2.4% for the quarter as extending duration into higher rates and a shift from equity risk into fixed income maintained investment income despite a decline in performance-based returns. Profits from Health and Benefits and Protection Services reduced the net loss to $346 million or $1.31 per share for the quarter.”

“Transformative Growth is critical to navigating the current operating environment and capturing future growth. The new auto insurance product is designed to be affordable, simple and connected and will be available to about one-third of the U.S. market in 2023. Expense reductions are partially offsetting current increases in claims severity and will support increased competitiveness when targeted profitability is restored. Distribution transformation is working, with higher Allstate exclusive agent productivity, expanded product offerings through independent agents and enhanced direct capabilities. Protection Plans continues to expand product coverage and grow internationally. Health and Benefits is rebuilding its operating systems to lower costs and support growth. The combination of an aggressive strategy and Allstate’s brand, customer base and financial strength will lead to long-term growth,” concluded Wilson.

First Quarter 2023 Results

•Total revenues of $13.8 billion in the first quarter of 2023 increased 11.8% compared to the prior year quarter driven by a 10.8% increase in Property-Liability earned premium and net gains on investments and derivatives in the first quarter of 2023 compared to a net loss in 2022.

•Net loss applicable to common shareholders was $346 million in the first quarter of 2023 compared to income of $634 million in the prior year quarter. The decrease was driven by an underwriting loss primarily due to higher catastrophe losses. Adjusted net loss* was $342 million, or $1.30 per diluted share, in the first quarter of 2023, compared to adjusted net income* of $730 million in the prior year quarter.

•Property-Liability earned premium of $11.6 billion increased 10.8% in the first quarter of 2023 compared to the prior year quarter, driven primarily by higher average premiums. The $1.0 billion underwriting loss reflects higher catastrophe losses across lines and higher non-catastrophe losses primarily for auto insurance. This was partially offset by higher earned premiums, less adverse non-catastrophe prior year reserve reestimates and lower expenses compared to the prior year quarter.

	Three months ended March 31,
($ in millions)	2023	2022	% / pts Change
Premiums earned	11,635	10,498	10.8
Allstate Brand	9,852	9,011	9.3
National General	1,783	1,487	19.9

Underwriting income (loss)	(1,001)	280	NM
Allstate Brand	(972)	251	NM
National General	(28)	29	NM

◦Premiums written of $11.8 billion increased 9.5% compared to the prior year quarter, driven by both the Allstate brand and National General. Auto insurance written premiums increased 10.4% driven by higher average premiums from rate increases in both the Allstate and National General brands, partially offset by policies in force declines. Homeowners insurance written premiums increased 11.1%, primarily reflecting inflation in insured home replacement costs, rate increases and policies in force growth.

◦The underlying combined ratio* of 93.3 in the first quarter of 2023 was 2.4 points above the prior year quarter, reflecting higher earned premiums and lower expenses which were offset by increased claim severity and frequency.

◦The expense ratio of 21.1 in the first quarter of 2023 decreased 2.9 points compared to the first quarter of 2022, driven by lower advertising and operating expenses and higher earned premium growth relative to fixed costs.

◦Prior year reserve reestimates, excluding catastrophes, were unfavorable $27 million in the first quarter of 2023, with $23 million attributed to commercial insurance, primarily related to business that is being exited.

	Three months ended March 31,
($ in millions, except ratios)	2023	2022	% / pts Change
Premiums written	$11,783	$10,761	9.5%
Allstate Brand	9,705	9,035	7.4
National General	2,078	1,726	20.4

Recorded combined ratio	108.6	97.3	11.3
Allstate Protection auto	104.4	102.1	2.3
Allstate Protection homeowners	119.0	83.9	35.1

Underlying combined ratio*	93.3	90.9	2.4
Allstate Protection auto	102.6	98.8	3.8
Allstate Protection homeowners	67.6	68.0	(0.4)

◦Allstate Protection auto insurance earned premium increased 11.7%, driven by higher average premiums from rate increases, partially offset by a decline in policies in force. Allstate brand auto net written premium growth of 8.2% compared to the prior year quarter reflects a 16.0% increase in average gross written premium driven by rate increases, partially offset by a decline in policies in force and the impact of a higher proportion of premiums cancelled during the policy term. Allstate brand implemented auto rate increases in 28 locations in the first quarter at an average of 8.4%, or 1.7% on total premiums, which should raise annualized written premiums by approximately $454 million. We expect to continue to pursue additional rate increases in 2023 to improve auto insurance profitability. Policies in force declined as profitability actions negatively impacted Allstate brand new issued applications and retention, partially offset by growth at National General.

The recorded auto insurance combined ratio of 104.4 in the first quarter of 2023 was 2.3 points above the prior year quarter, reflecting higher accident frequency, current report year claim severity, and catastrophe losses, which were partially offset by increased earned premium, expense reductions and lower adverse non-catastrophe prior year reserve reestimates. The underlying combined ratio* of 102.6 was 3.8 points above the prior year quarter primarily driven by higher incurred losses from increased accident frequency and claim severity across physical damage and injury coverages. We continue to execute a comprehensive plan to improve auto insurance profitability, including raising rates, reducing expenses, lowering growth and enhancing loss cost management.

◦Allstate Protection homeowners insurance earned premium grew 12.9%, and policies in force increased 1.4% compared to the first quarter of 2022. Allstate brand net written premium increased 9.4% compared to the prior year quarter, primarily driven by average premium increases due to implemented rate increases and inflation in insured home replacement costs. Allstate brand homeowners implemented rate increases in 18 locations in the first quarter at an average of 13.7%, or 4.9% on total premiums. National General written premiums grew as rates were increased to improve underwriting margins.

The recorded homeowners insurance combined ratio of 119.0 increased 35.1 points compared to the first quarter of 2022, due to elevated catastrophe losses primarily related to five large wind events in March. The underlying combined ratio* of 67.6 decreased by 0.4 points compared to the prior year quarter, driven by higher earned premium and a lower expense ratio, partially offset by higher claim severity.

•Protection Services revenues increased to $671 million in the first quarter of 2023, 7.0% higher than the prior year quarter, primarily due to Allstate Protection Plans and Allstate Dealer Services, partially offset by a decline at Arity. Adjusted net income of $34 million decreased by $19 million compared to the prior year quarter, primarily due to higher claim severity and growth investments at Allstate Protection Plans.

	Three months ended March 31,
($ in millions)	2023	2022	% / $ Change
Total revenues (1)	$671	$627	7.0%
Allstate Protection Plans	385	329	17.0
Allstate Dealer Services	148	135	9.6
Allstate Roadside	64	65	(1.5)
Arity	37	62	(40.3)
Allstate Identity Protection	37	36	2.8
Adjusted net income (loss)	$34	$53	$(19)
Allstate Protection Plans	28	43	(15)
Allstate Dealer Services	7	9	(2)
Allstate Roadside	4	2	2
Arity	(4)	(1)	(3)
Allstate Identity Protection	(1)	—	(1)
(1) Excludes net gains and losses on investments and derivatives

◦Allstate Protection Plans revenue of $385 million increased $56 million, or 17.0%, compared to the prior year quarter, reflecting growth at U.S. retailers and expansion of products and international markets. Adjusted net income of $28 million in the first quarter of 2023 was $15 million lower than the prior year quarter, primarily due to higher appliance and furniture claim severity and a larger proportion of lower margin business.

◦Allstate Dealer Services revenue of $148 million was 9.6% higher than the first quarter of 2022. Adjusted net income of $7 million in the first quarter was $2 million lower than the prior year quarter driven by increased claim severity.

◦Allstate Roadside revenue of $64 million in the first quarter of 2023 decreased 1.5% compared to the prior year quarter reflecting lower retail membership revenue and lower rescue volumes from wholesale partners. Adjusted net income was $2 million higher than the prior year quarter, primarily driven by increased pricing and lower retail loss frequency.

◦Arity revenue of $37 million decreased $25 million compared to the prior year quarter, primarily due to reductions in insurance client advertising. Adjusted net loss of $4 million in the first quarter of 2023 was $3 million below the prior year quarter reflecting lower revenue.

◦Allstate Identity Protection revenue of $37 million in the first quarter of 2023 was in line with the prior year quarter. The adjusted net loss of $1 million compared to break-even results for the prior year quarter.

•Allstate Health and Benefits premiums and contract charges decreased 1.1% compared to the prior year quarter, primarily driven by a reduction in individual health and employer voluntary benefits, which was partially offset by growth in group health. Adjusted net income of $56 million in the first quarter of 2023 decreased $1 million compared to the prior year quarter, primarily due to a decline in employer voluntary benefits, partially offset by growth in group health. Effective January 1, 2023, we adopted the FASB guidance revising the accounting for certain long-duration insurance contracts in the Allstate Health and Benefits segment using the modified retrospective approach to the transition date of January 1, 2021, which had an immaterial impact on operating results.

	Three months ended March 31, (1)
($ in millions)	2023	2022	% Change
Premiums and contract charges	$463	$468	(1.1)%
Employer voluntary benefits	255	263	(3.0)
Group health	107	94	13.8
Individual health	101	111	(9.0)
Adjusted net income	56	57	(1.8)
(1)Prior periods have been recast to reflect the impact of the adoption of FASB guidance revising the accounting for certain long-duration insurance contracts.

•Allstate Investments $63.5 billion portfolio has 75% allocated to investment grade fixed income and short-term investments, and holdings of high yield debt and public equities were substantially reduced over the last year. Net investment income was $575 million in the first quarter of 2023, a decrease of $19 million from the prior year quarter, as higher market-based income was offset by lower performance-based results and higher expenses.

	Three months ended March 31,
($ in millions, except ratios)	2023	2022	$ / pts Change
Net investment income	$575	$594	$(19)
Market-based investment income (1)	507	323	184
Performance-based investment income (1)	126	306	(180)
Net gains (losses) on investments and derivatives	14	(267)	281
Change in unrealized net capital gains and losses, pre-tax	872	(2,038)	2,910
Total return on investment portfolio	2.4%	(2.8)%	5.2
Total return on investment portfolio (trailing twelve months)	1.2%	1.8%	(0.6)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

◦Market-based investment income was $507 million in the first quarter of 2023, an increase of $184 million, or 57.0%, compared to the prior year quarter, reflecting higher interest rates and investment balances.

◦Performance-based investment income totaled $126 million in the first quarter of 2023, a decrease of $180 million compared to strong valuation increases in the prior year quarter. This $9 billion portfolio is comprised of more than 400 investments primarily in private equity, real estate and infrastructure. Commercial real estate is also diversified with approximately $230 million in office properties, including commercial mortgage loan investments.
◦Net gains on investments and derivatives were $14 million in the first quarter of 2023, compared to $267 million of net losses in the prior year quarter. Net gains in the first quarter of 2023 were driven by valuation increases on equity investments, partially offset by losses on fixed income sales and net losses on derivative positions.
◦Unrealized net capital losses were $2.0 billion, $872 million less than the prior quarter, as lower interest rates resulted in higher fixed income valuations. Fixed income investments in U.S. regional banks were approximately $240 million as of March 31, 2023.
◦Total return on the investment portfolio was 2.4% for the first quarter of 2023. Proactive portfolio management actions continue to defensively position the investment portfolio to the risk of economic recession, including extending fixed income duration and reducing public equity exposure.

Proactive Capital Management

“Allstate has the financial strength and asset-liability position to protect customers, fund operating priorities and thrive in a volatile economic environment,” said Jess Merten, Chief Financial Officer. “The investment portfolio risk profile is lower than long-term targets and could provide approximately $16 billion of liquidity within one week. Liability funding is highly predictable with approximately 75% related to future claim settlements and unearned insurance premiums. Statutory capital in the insurance companies of $15.0 billion and $4.2 billion of investments are held at the holding company as of March 31, 2023. Common shareholders received dividends of $224 million and $153 million of shares were repurchased in the first quarter,” concluded Merten.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, May 4. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	March 31, 2023	December 31, 2022
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $46,120 and $45,370)	$44,103	$42,485
Equity securities, at fair value (cost $2,147 and $4,253)	2,174	4,567
Mortgage loans, net	781	762
Limited partnership interests	7,971	8,114
Short-term, at fair value (amortized cost $6,722 and $4,174)	6,722	4,173
Other investments, net	1,724	1,728
Total investments	63,475	61,829
Cash	662	736
Premium installment receivables, net	9,483	9,165
Deferred policy acquisition costs	5,471	5,442
Reinsurance and indemnification recoverables, net	9,528	9,619
Accrued investment income	436	423
Deferred income taxes	345	382
Property and equipment, net	971	987
Goodwill	3,502	3,502
Other assets, net	5,758	5,904
Total assets	$99,631	$97,989
Liabilities
Reserve for property and casualty insurance claims and claims expense	$38,644	$37,541
Reserve for future policy benefits	1,338	1,322
Contractholder funds	878	879
Unearned premiums	22,499	22,299
Claim payments outstanding	1,333	1,268
Other liabilities and accrued expenses	9,114	9,353
Debt	8,452	7,964
Total liabilities	82,258	80,626
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand shares issued and outstanding, $2,025 aggregate liquidation preference	1,970	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 263 million and 263 million shares outstanding	9	9
Additional capital paid-in	3,780	3,788
Retained income	50,388	50,970
Treasury stock, at cost (637 million and 637 million shares)	(36,980)	(36,857)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(1,573)	(2,255)
Unrealized foreign currency translation adjustments	(115)	(165)
Unamortized pension and other postretirement prior service credit	25	29
Discount rate for reserve for future policy benefits	(10)	(1)
Total accumulated other comprehensive income	(1,673)	(2,392)
Total Allstate shareholders’ equity	17,494	17,488
Noncontrolling interest	(121)	(125)
Total equity	17,373	17,363
Total liabilities and equity	$99,631	$97,989

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended March 31,
	2023	2022

Revenues
Property and casualty insurance premiums	$12,173	$10,981
Accident and health insurance premiums and contract charges	463	468
Other revenue	561	560
Net investment income	575	594
Net gains (losses) on investments and derivatives	14	(267)
Total revenues	13,786	12,336

Costs and expenses
Property and casualty insurance claims and claims expense	10,326	7,822
Accident, health and other policy benefits	265	268
Amortization of deferred policy acquisition costs	1,744	1,608
Operating costs and expenses	1,716	1,902
Pension and other postretirement remeasurement (gains) losses	(53)	(247)
Restructuring and related charges	27	12
Amortization of purchased intangibles	81	87
Interest expense	86	83
Total costs and expenses	14,192	11,535

(Loss) income from operations before income tax expense	(406)	801

Income tax (benefit) expense	(85)	151

Net (loss) income	(321)	650

Less: Net loss attributable to noncontrolling interest	(1)	(10)

Net (loss) income attributable to Allstate	(320)	660

Less: Preferred stock dividends	26	26

Net (loss) income applicable to common shareholders	$(346)	$634

Earnings per common share:
Net (loss) income applicable to common shareholders per common share - Basic	$(1.31)	$2.28
Weighted average common shares - Basic	263.5	278.1
Net (loss) income applicable to common shareholders per common share - Diluted	$(1.31)	$2.25
Weighted average common shares – Diluted	263.5	281.8

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended March 31,
	Consolidated		Per diluted common share
	2023	2022	2023		2022
Net income (loss) applicable to common shareholders	$(346)	$634	$(1.31)	(1)	$2.25
Net (gains) losses on investments and derivatives	(14)	267	(0.05)		0.95
Pension and other postretirement remeasurement (gains) losses	(53)	(247)	(0.20)		(0.88)
Amortization of purchased intangibles	81	87	0.31		0.31
(Gain) loss on disposition	(9)	16	(0.04)		0.06
Income tax expense (benefit)	(1)	(27)	(0.01)		(0.10)
Adjusted net income (loss) *	$(342)	$730	$(1.30)	(1)	$2.59

_____________
(1) Due to a net loss reported for the three months ended March 31, 2023, calculation uses weighted average shares of 263.5 million, which excludes weighted average diluted shares of 2.6 million.

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2023	2022
Return on Allstate common shareholders’ equity
Numerator:
Net income (loss) applicable to common shareholders	$(2,374)	$3,545
Denominator:
Beginning Allstate common shareholders’ equity	$21,105	$24,421
Ending Allstate common shareholders’ equity (1)	15,524	21,105
Average Allstate common shareholders’ equity	$18,315	$22,763
Return on Allstate common shareholders’ equity	(13.0)%	15.6%

($ in millions)	For the twelve months ended March 31,
	2023	2022
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income (loss) *	$(1,311)	$2,910

Denominator:
Beginning Allstate common shareholders’ equity	$21,105	$24,421
Less: Unrealized net capital gains and losses	(996)	1,681
Adjusted beginning Allstate common shareholders’ equity	22,101	22,740

Ending Allstate common shareholders’ equity (1)	15,524	21,105
Less: Unrealized net capital gains and losses	(1,573)	(996)
Adjusted ending Allstate common shareholders’ equity	17,097	22,101
Average adjusted Allstate common shareholders’ equity	$19,599	$22,421
Adjusted net income return on Allstate common shareholders’ equity *	(6.7)%	13.0%
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(1) Excludes equity related to preferred stock of $1,970 million for both periods.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended March 31,
	2023	2022
Combined ratio	108.6	97.3
Effect of catastrophe losses	(14.5)	(4.4)
Effect of prior year non-catastrophe reserve reestimates	(0.3)	(1.5)
Effect of amortization of purchased intangibles	(0.5)	(0.5)
Underlying combined ratio*	93.3	90.9

Effect of prior year catastrophe reserve reestimates	(0.4)	(0.1)

Allstate Protection - Auto Insurance	Three months ended March 31,
	2023	2022
Combined ratio	104.4	102.1
Effect of catastrophe losses	(1.2)	(0.6)
Effect of prior year non-catastrophe reserve reestimates	(0.1)	(2.1)
Effect of amortization of purchased intangibles	(0.5)	(0.6)
Underlying combined ratio*	102.6	98.8

Effect of prior year catastrophe reserve reestimates	(0.4)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended March 31,
	2023	2022
Combined ratio	119.0	83.9
Effect of catastrophe losses	(51.6)	(15.4)
Effect of prior year non-catastrophe reserve reestimates	0.5	(0.1)
Effect of amortization of purchased intangibles	(0.3)	(0.4)
Underlying combined ratio*	67.6	68.0

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.4)

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